SUB-ITEM 77M

At the close of business of August 16, 2013, the following transactions occurred:

1. MFS High Yield Portfolio, a series of MFS Variable Insurance Trust II (the "Trust"), acquired all of the assets of the MFS High Income Series (an "Acquired Fund"), a series of MFS Variable Insurance Trust. The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the MFS High Yield Portfolio (File No. 333-188269), as filed with the Securities and Exchange Commission via EDGAR on May 1, 2013, under Rule 488 under the Securities
      Act of 1933.   Such description is incorporated herein by reference; and

2. MFS Strategic Income Portfolio, a series of MFS Variable Insurance Trust II (the "Trust"), acquired all of the assets of the MFS Strategic Income Series (an "Acquired Fund"), a series of MFS Variable Insurance Trust. The circumstances and details of these transactions are described in the Trust's Registration Statement on Form N-14 on behalf of the MFS Strategic Income Portfolio (File No. 333-188267), as filed with the Securities and Exchange Commission via EDGAR on May 1, 2013, under Rule 488 under the Securities Act of 1933. Such description is incorporated herein by reference.

Each Acquired Fund has ceased to be an investment company as defined in the Investment Company Act of 1940.